Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors)	August 20, 2009
(414) 524-2375

Jacqueline F. Strayer (Media)
(414) 524-3876
Johnson Controls Announces Offers to Exchange its Convertible Notes and Equity Units
MILWAUKEE (August 20, 2009) — Johnson Controls, Inc. (NYSE:JCI) today commenced offers to exchange its 6.50% Convertible Senior Notes due 2012 (the “Convertible Notes”) and its Equity Units (the “Equity Units”) in the form of Corporate Units (the “Corporate Units”) in order to reduce the amount of its outstanding debt and related ongoing interest expense.
Subject to the terms and conditions of the Convertible Notes exchange offer, the Company is offering to exchange any and all of its Convertible Notes for the following consideration per $1,000 principal amount of Convertible Notes: (i) 89.3855 shares of the Company’s common stock; (ii) a cash payment of $120.00; and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.
In addition, subject to the terms and conditions of the Corporate Units exchange offer, the Company is offering to exchange up to 8,550,000 Corporate Units, or 95% of the Company’s outstanding Equity Units, for the following consideration per Corporate Unit: (i) 4.8579 shares of the Company’s common stock; (ii) a cash payment of $6.50; and (iii) a distribution consisting of the pro rata share of accrued and unpaid interest on the Company’s 11.50% Subordinated Notes due 2042 that form a part of the Corporate Units (the “Subordinated Notes”) to, but excluding, the settlement date, payable in cash.
The Company is not offering to exchange any Equity Units in the form of Treasury Units.
Both the Convertible Notes exchange offer and the Corporate Units exchange offer will expire at 11:59 p.m., New York City time, on September 17, 2009, unless extended or earlier terminated by the Company. Tendered Convertible Notes and Corporate Units may be withdrawn at any time prior to the applicable expiration date. In addition, holders may withdraw any tendered Convertible Notes or Corporate Units that are not accepted by the Company for exchange after the expiration of 40 business days following today’s commencement of the exchange offers.

News release
The Company originally issued $402.5 million aggregate principal amount of Convertible Notes and 9 million Corporate Units in March 2009. The Convertible Notes are convertible into the Company’s common stock at an initial conversion rate of 89.3855 shares of common stock per $1,000 principal amount of Convertible Notes. Each Corporate Unit consists of (i) a purchase contract obligating the holder to purchase from the Company shares of its common stock and (ii) a 1/20, or 5.0%, undivided beneficial interest in $1,000 principal amount of the Subordinated Notes, owned by the holder but pledged to the Company to secure the holder’s obligations under the purchase contract.
The terms and conditions of the exchange offers are described in the preliminary prospectus dated August 20, 2009 and related letter of transmittal relating to the exchange offers. The completion of each exchange offer is subject to the conditions described in the exchange offer documents, which include, among other conditions, the effectiveness of the registration statement relating to the exchange offers, which was filed today with the Securities and Exchange Commission but has not yet become effective, and, in the case of the Corporate Units exchange offer, the continued listing on the New York Stock Exchange of the Corporate Units that remain outstanding after the Corporate Units exchange offer (which may require proration of tendered Corporate Units). The Convertible Notes exchange offer is not conditioned upon the completion of the Corporate Units exchange offer, and the Corporate Units exchange offer is not conditioned upon the completion of the Convertible Notes exchange offer. Also, the exchange offers are not conditioned upon any minimum principal amount of Convertible Notes or minimum number of Corporate Units being tendered.
Subject to applicable law, the Company may waive certain other conditions applicable to either exchange offer or extend, terminate or otherwise amend either exchange offer in its sole discretion.
A registration statement relating to the common stock to be issued in the exchange offers has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock being offered in the exchange offers may not be sold nor may offers to exchange be accepted prior to the time that the registration statement related to the exchange offers becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

News release
BofA Merrill Lynch and Barclays Capital are acting as joint-lead dealer managers for the exchange offers and Citi is acting as co-dealer manager. Global Bondholder Services Corporation is acting as information and exchange agent for the exchange offers. Copies of the registration statement, exchange offer prospectus, letter of transmittal and other materials related to the exchange offers may be obtained at no charge from the information and exchange agent at 212-430-3774 or 866-389-1500 (toll-free) or from the Securities and Exchange Commission’s Web site at www.sec.gov. Information concerning the terms of the exchange offers may be obtained by contacting BofA Merrill Lynch at (646) 855-3401 or (888) 292-0070 (toll-free), attention Debt Advisory Services, or Barclays Capital at 212-528-7581 or 800-438-3242 (toll-free), attention Liability Management Group. Information concerning the mechanics of the exchange offers may be obtained by contacting the information and exchange agent at the telephone number provided above. The materials related to the exchange offers contain important information that should be read carefully before any decision is made with respect to the exchange offers.
About Johnson Controls
Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/. Johnson Controls’ common stock and the Corporate Units are listed on the New York Stock Exchange under the symbols “JCI” and “JCI PrZ,” respectively.